Exhibit G

Execution Version

CONTRIBUTION, ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST

(MEMORIAL RESOURCE DEVELOPMENT LLC)

This Contribution, Assignment and Assumption of Membership Interest (“Assignment”), dated effective as of June 4, 2014 (the “Effective Date”), is by and among Natural Gas Partners VIII, L.P, a Delaware limited partnership (“NGP VIII”), Natural Gas Partners IX, L.P., a Delaware limited partnership (“NGP IX”), NGP IX Offshore Holdings, L.P., a Delaware limited partnership (“NGP IX Offshore” and, together with NGP VIII and NGP IX, “Assignors”), and MRD Holdco LLC, a Delaware limited liability company (“Assignee”). Assignors and Assignee are sometimes referred to collectively herein as the “Parties.”

RECITALS

A. Assignors own all of the membership interests in Memorial Resource Development LLC, a Delaware limited liability company (the “Company”), and desire to contribute and assign their ownership of the Company to Assignee.

B. Assignee desires to acquire ownership of the Company from Assignors.

ASSIGNMENT

Now, therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Assignors hereby contribute, assign, convey and transfer to Assignee all of the membership interests in the Company, and any income, distributions, or other value associated therewith or deriving therefrom on and after the Effective Date (collectively, the “Membership Interest”).

2. Assignee hereby assumes, from and after the Effective Date, and covenants to timely and fully perform all obligations and liabilities of Assignors with respect to the Membership Interest arising from and after the Effective Date.

3. Assignors hereby agree to promptly execute and deliver any corrective assignments and other legal documents or notification reasonably requested by Assignee to give effect to the intent of this Assignment.

4. Assignors hereby acknowledge and agree that, as a result of this Assignment, they no longer have any membership interest in the Company, and they cease to be members of the Company.

5. This Assignment shall be binding upon the Parties and their respective successors and assigns.

6. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision that would cause the application of the laws of another jurisdiction.

7. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8. This Assignment, together with the Amended and Restated Limited Liability Company Agreement of Assignee dated as of the Effective Date, supersedes all prior discussions and agreement between the Parties with respect to the subject matter hereof and contain the sole and entire agreement between the Parties with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Assignment is executed as of the date first set forth above.

NATURAL GAS PARTNERS VIII, L.P.
	By:	G.F.W. Energy VIII, L.P.,
its general partner
	By:	GFW VIII, L.L.C.,
its general partner

By:	/s/ Kenneth A Hersh
Name:	Kenneth A. Hersh
Title:	Authorized Member

NATURAL GAS PARTNERS IX, L.P.
	By:	G.F.W. Energy IX, L.P.,
its general partner
	By:	GFW IX, L.L.C.,
its general partner

By:	/s/ Kenneth A Hersh
Name:	Kenneth A. Hersh
Title:	Authorized Member

NGP IX OFFSHORE HOLDINGS, L.P.
	By:	G.F.W. Energy IX, L.P.,
its general partner
	By:	GFW IX, L.L.C.,
its general partner

By:	/s/ Kenneth A Hersh
Name:	Kenneth A. Hersh
Title:	Authorized Member

MRD HOLDCO LLC

By:	/s/ Kyle N. Roane
Name:	Kyle N. Roane
Title:	Vice President & General Counsel

[Contribution, Assignment and Assumption of Membership Interest – Memorial Resource Development LLC]